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                                EXHIBIT (6)(b)

                                    BYLAWS
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                      TRANSAMERICA LIFE INSURANCE COMPANY
                     (FORMERLY PFL LIFE INSURANCE COMPANY)
                          (amended 1/1/91; 3/1/2001)

                                    BYLAWS

                                   ARTICLE I

         SECTION 1. The principal office of the Corporation shall be in the City of Cedar Rapids, Linn County, Iowa.

         SECTION 2. The business of the Corporation may be conducted, and the branch offices and agencies may be established, anywhere in the United States of America.

         SECTION 3. The Corporation will have a corporate seal.

                                  ARTICLE II
                                   DIRECTORS

         SECTION 1. The number of directors shall be not less than five (5) nor more than twelve (12); such directors to be elected in the manner provided in the Articles of Incorporation; each shall have the power to do all lawful acts or things pertaining to the business and affairs of the corporation as are not by law, by the Articles of Incorporation or done otherwise. (amended 12/31/76; 1/10/83; 1/24/84; 4/24/86)

         SECTION 2. Regular meetings of the Board of Directors shall be held without notice at some place within the State of Iowa as the Board of Directors shall determine, immediately following the annual shareholders' meeting or, at the discretion of the president, not later than thirty (30) days subsequent to the annual shareholders I meeting. If such meeting is not held immediately following the annual shareholders' meeting, the president shall give five (5) days written notice of the time and place of such meeting. Members of the Board of Directors or any committee designated by the Board, may participate in any regular or special meeting of the Board or any such committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. (amended 8/15/88)

         SECTION 3. Special meetings of the Board of Directors may be called by the president and shall be called by him upon the written request of two (2) directors

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specifying the purpose for which the meeting is to be called, by giving three
(3) days written notice thereof to each director, specifying the time and place of the meeting.

         SECTION 4. Special meetings of the directors may be held at any time and place and for any purpose, without notice, when all of the directors have executed written waivers consenting to said meeting and when a quorum of directors is present.

         SECTION 5. A majority of all of the directors shall be requisite to constitute a quorum for the transaction of business at all meetings, provided a lesser number may adjourn the meeting from time to time without notice other than announcement at the meeting. A majority of the vote of those present shall be sufficient to adopt any measure, unless these Bylaws or the Articles of Incorporation prescribe a different vote.

         SECTION 6. Except as otherwise provided by law, by the Articles of Incorporation, or by these Bylaws, the Board of Directors shall have power to delegate any of its powers to any committee, officer or agent and to grant the power to redelegate.

         SECTION 7. Notice of special meetings of the shareholders or directors shall be in writing and shall be deemed to have been given by depositing the same in the United States post office mailbox in a postpaid wrapper, addressed to such person at his address as the same appears on the books of the corporation; and such notice shall be regarded as having been given on the day of such deposit.

         SECTION 8. Any action required to be taken at a meeting of the shareholders or directors or any action which may be taken at a meeting of the shareholders or directors or a committee of directors, may be taken without a meeting if a consent in writing setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof or all of the directors or all of the members of the committee of directors, as the case may be. Such consent shall have the same force and effect as a unanimous vote. (added 8/15/88)

                                  ARTICLE III
                                   OFFICERS

         SECTION 1. The Board of Directors at its regular meeting following the annual meeting of stockholders each year shall elect a Chairman of the Board, a President, a Secretary, and a Treasurer; and the Board of Directors may from time to time appoint such other officers and employees as they choose, including an actuarial consultant, a medical director, and legal counsel. One person may hold more than one office, except that the offices of President, Secretary, and Treasurer may not be combined.

         SECTION 2. Subordinate Officers. The Board of Directors may appoint such other officers as it may deem desirable who shall serve at the pleasure of the board and

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have such authority and perform such duties as from time to time may be prescribed by the board.

                                  ARTICLE IV
                                   SALARIES

         Salaries of all officers shall be fixed by the Board of Directors by resolution entered of record on their minutes. Such compensation may be per diem as to officers who do not devote a regular or substantial time to the business. Annual or monthly compensation, with or without bonus arrangements, may be provided for any officer.

                                   ARTICLE V
                                  COMMITTEES

         The board may appoint an Executive Committee of three (3) or more directors and/or officers, a majority of whom shall constitute a quorum. The Executive Committee shall keep minutes of its proceedings in the minute book of the Corporation and shall meet on the call of the president. The board may establish such other committees as it deems appropriate. (amended 4/27/89)

                                  ARTICLE VI
                   STOCK AND RESTRICTIONS ON STOCK TRANSFERS

         The stock of the Corporation shall be issued at such times and under such conditions as shall be determined by the Board of Directors, and shall be paid for in cash or in property as provided by law.

                                   ARTICLE VII

         Attorney-in Fact, Departmental Managers, Branch Managers, Agents, Clerks, and other employees may be appointed or engaged by the president, subject to the control of directors, upon such terms and with such powers and duties as they may prescribe.

                                 ARTICLE VIII
                             FUNDS AND INVESTMENTS

         SECTION 1. The funds of the Corporation shall be deposited in the name of the Corporation in such depositaries as the Board of Directors shall designate; and shall be disbursed only upon checks, drafts, or other orders bearing such personal or facsimile

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signatures as may be authorized from time to time by resolution of the Board of
Directors.

         SECTION 2. The funds of the Corporation shall be invested or otherwise employed in the manner authorized or permitted by the statutes of the State of Iowa.

                                  ARTICLE IX

         SECTION 1. All policies shall be valid when signed by the president and the secretary.

         SECTION 2. The fiscal year of the Corporation shall commence on the first day of January and terminate on the thirty first day of December in each year.

                                   ARTICLE X
                                  AMENDMENTS

         The Bylaws may be amended, altered, or repealed, and new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors by a majority vote of the Board of Directors.


Adopted June 30, 1976.
Amended: 12/31/76; 1/10/83; 1/24/84; 4/24/86; 8/15/88; 4/27/89; 1/1/91;
         3/1/2001.

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